Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett/ Jen Belodeau	Teresa Stubbs	Anthony Levinson
Institutional Marketing Services, Inc.	MedAvant	Coalition America
203-972-9200	812-206-4332	404-459-7201, ext 5331
jnesbett@institutionalms.com	tstubbs@medavanthealth.com	anthonylevinson@coalitionamerica.com
MEDAVANT ANNOUNCES AGREEMENT TO SELL NATIONAL PREFERRED
PROVIDER NETWORK (NPPN™) TO COALITION AMERICA
ATLANTA, GA.—(PRIME NEWSWIRE)—November 8, 2007—MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL) and Coalition America, Inc. today announced they have entered into a definitive agreement to sell MedAvant’s National Preferred Provider Network (“NPPN”) to Coalition America, Inc. (“Coalition” or “CAI”) for $23.5 million in cash. The transaction is anticipated to close in the first quarter of 2008, subject to regulatory approvals and customary closing conditions.
The transaction includes the sale of PlanVista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), National Network Services, LLC, PlanVista Corporation, Medical Resource, LLC and National Provider Network, Inc., all of which are MedAvant subsidiaries that combine to comprise NPPN. Coalition will acquire all of the equity interests in these subsidiaries at closing.
MedAvant expects to receive $20.5 million of net transaction proceeds at closing. An additional $3 million of the purchase price will be placed in escrow pursuant to the terms of an Escrow Agreement and the purchase price will be subject to a working capital adjustment.
The divestiture allows MedAvant to pay down its debt while focusing on its core strength, its real-time technology. The Company moving forward will consist of its electronic data interchange and laboratory communications business lines. Its product and service offerings will focus on data analytics and business intelligence solutions for the healthcare industry.
Cain Brothers & Company, LLC acted as exclusive financial advisor to MedAvant. Foley & Lardner LLP is acting as legal counsel to MedAvant in this transaction. Navigant Capital Advisors, LLC acted as exclusive financial advisor to Coalition in connection with the transaction. Morris, Manning & Martin, LLP is acting as legal counsel to Coalition in this transaction.
Proxy Statement Filing
In connection with the stock purchase agreement, MedAvant will file a proxy statement with the Securities and Exchange Commission. Investors are urged to read the proxy statement (including all amendments and supplements to it) because it will contain important information. Investors may obtain copies of the proxy statement when it becomes available, as well as other filings containing information about MedAvant, without charge at the SEC’s web site (www.sec.gov). These documents may also be freely obtained from MedAvant’s Investor Relations website

(www.medavanthealth.com) or by direct request to MedAvant at: MedAvant Healthcare Solutions Attn: Teresa Stubbs, 1854 Shackleford Court, Suite 200, Atlanta, GA 30093.
MedAvant and its respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from MedAvant’s shareholders in respect of the proposed transaction. Information regarding MedAvant’s directors and executive officers is available in the proxy statement for MedAvant’s 2007 annual meeting of stockholders, filed with the SEC on April 30, 2007. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction.
About MedAvant Healthcare Solutions
MedAvant provides information technology used to process transactions within the healthcare industry. MedAvant offers electronic claims processing to healthcare providers, a Preferred Provider Organization called the National Preferred Provider Network (NPPNTM) and remote reporting solutions for medical laboratories. To facilitate these services, MedAvant operates PhoenixSM, a highly scalable platform which supports real-time connections between healthcare clients. For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
About CAI
Coalition America, Inc. is a market leader providing comprehensive solutions for managing healthcare costs. CAI utilizes a suite of products and services including direct provider contracts, PPO networks and provider negotiations to achieve industry leading savings for its national client base of health insurance carriers, employers, Taft-Hartley plans and third party administrators. The Atlanta-based healthcare savings company has saved its clients over $1.5 billion since inception.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results, including the consummation of the transaction described, could differ materially from projected results because of factors such as: shareholder approval of the proposed transaction, MedAvant’s ability to meet the conditions to the closing transaction, the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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